Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 December 13, 2011

ETN Performance Report: November 2011

Credit Suisse ETNs seek to deliver access to alternative investment strategies in an exchange-traded format. They are senior, unsecured, unsubordinated debt securities designed to track the return of a specific market index less applicable fees. Each of the ETNs are listed on the NYSE Arca.3

November 2011 Performance1

Year-to-Date Performance1

	Ticker	Annualized Volatility	1Y Return Ending Nov 30 2011
Credit Suisse Merger Arbitrage Index ETN	CSMA	4.58%	5.22%
Credit Suisse Merger Arbitrage
Index Leveraged ETN[2]	CSMB	9.90%	0.62%
Credit Suisse Market Neutral Equity ETN[2]	CSMN	9.80%	-0.92%
Credit Suisse Long/Short Equity Index ETN	CSLS	14.61%	1.97%
Credit Suisse MLP Index ETN	MLPN	19.00%	1.47%
S&P Total Return Index	SPTR	22.82%	7.83%
DJ-UBS Commodity Index	DJUBSTR	18.03%	-0.32%
Barclays Capital Aggregate Index	LBUSTRUU	4.15%	5.52%
Gold Spot Price	GOLDS	19.13%	26.00%

Correlation Heat Map1

The matrix below depicts the correlation of the daily returns for each ETN, index or spot price, as applicable, over the past 12 months. Lighter colors represent higher correlations while darker colors represent lower correlations.

A correlation coefficient is a measure of how the value of two assets have changed in relation to each other. A correlation coefficient of 1 implies that as the value of one asset changed (either positively or negatively), the value of the other asset changed in the same direction. Alternatively, a correlation coefficient of -1 implies that the values of the assets moved in opposite directions. A correlation coefficient of 0 implies that changes in the value of the assets were random (no correlation).

	CSMA	CSMB[2]	CSLS	CSMN[2]	MLPN	S&P Total Return Index	DJ-UBS Commodity Index	Barclays Capital Aggregate Index	Gold Spot Price
CSMA	1.00	1.00	0.72	0.57	0.64	0.72	0.42	-0.36	-0.06
CSMB[2]	1.00	1.00	0.76	0.57	0.69	0.75	0.42	-0.42	-0.07
CSLS	0.72	0.76	1.00	0.79	0.69	0.96	0.47	-0.46	-0.09
CSMN[2]	0.57	0.57	0.79	1.00	0.62	0.78	0.61	-0.68	0.24
MLPN	0.64	0.69	0.69	0.62	1.00	0.67	0.44	-0.18	0.05
S&P Total Return Index	0.72	0.75	0.96	0.78	0.67	1.00	0.46	-0.51	-0.07
DJ-UBS Commodity Index	0.42	0.42	0.47	0.61	0.44	0.46	1.00	-0.26	0.50
Barclays Capital Aggregate Index	-0.36	-0.42	-0.46	-0.68	-0.18	-0.51	-0.26	1.00	0.18
Gold Spot Price	-0.06	-0.07	-0.09	0.24	0.05	-0.07	0.50	0.18	1.00

For More Information:	ETN Desk: 212 538 7333	Email: ETN.Desk@credit-suisse.com	Website:www.credit-suisse.com/etn

1	Past performance is not indicative of future results. The ETN performance information set forth herein is based on the intraday indicative value of each of the ETNs. The actual trading prices of the ETNs may vary significantly from their indicative values. Annualized volatility is calculated by annualizing the standard deviation of daily returns over the last twelve months.
2	The returns for CSMB and CSMN are since inception. The inception dates were March 7, 2011 and September 19, 2011 respectively.
3	We have no obligation to maintain any listing on NYSE Arca or any other exchange and we may delist the ETNs at any time.

Sources: Credit Suisse Alternative Capital, Inc., Bloomberg. All data was obtained from publicly available information, internally developed data and other third-party sources believed to be reliable. Credit Suisse AG has not sought to independently verify information obtained from public and third party sources and makes no representations or warranties as to accuracy, completeness or reliability of such information.

Credit Suisse ETNs are senior, unsecured, unsubordinated debt securities designed to track the return of a specific market index less applicable fees. Each of the ETNs is listed on the NYSE Arca. We have no obligation to maintain any listing on NYSE Arca or any other exchange and we may delist the ETNs at any time.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 25, 2009, and the Prospectus dated March 25, 2009, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the applicable pricing supplement related to the ETNs discussed herein on our website at www.credit-suisse.com/etn.

You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Copyright ©2011. Credit Suisse Group and/or its affiliates. All rights reserved.

For More Information

ETN Desk: 212 538 7333	Email: ETN.Desk@credit-suisse.com	Website:www.credit-suisse.com/etn